Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191895

PROSPECTUS

Middlefield Banc Corp.

196,635 shares of Common Stock

This prospectus has to do with 196,635 shares of our common stock, without par value, that may be offered for sale from time to time by the selling stockholder named in this prospectus. The shares of common stock may be sold at a fixed price or prices, at the prevailing market price at the time of sale, at a price related to the prevailing market price, at varying prices determined at the time of sale, or at a negotiated price or prices. The shares of common stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholder directly to investors or to or through underwriters, dealers, or other agents. We will not receive any of the proceeds from the selling stockholder’s sale of shares. Registration of the shares of common stock offered by this prospectus does not necessarily mean that any of the shares will be sold by the selling stockholder. References in this prospectus to the selling stockholder shall be deemed to include permitted transferees of the selling stockholder as well.

Our common stock trades on the OTC Bulletin Board (OTCQB) under the ticker symbol MBCN. The last reported sale price of our common stock was $27.50 on May 2, 2014. Our principal executive offices are located at 15985 East High Street, Middlefield, Ohio 44062-0035.

THE MIDDLEFIELD BANC CORP. COMMON STOCK OFFERED HEREBY IS NOT THE OBLIGATION OF OR GUARANTEED OR ENDORSED BY ANY BANK. IT DOES NOT CONSTITUTE A BANK ACCOUNT OR DEPOSIT. IT IS NOT FEDERALLY INSURED OR PROTECTED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER GOVERNMENTAL AGENCY.

INVESTMENT IN MIDDLEFIELD BANC CORP. COMMON STOCK INVOLVES INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL. BEFORE INVESTING IN OUR COMMON STOCK YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER THE HEADING “RISK FACTORS,” WHICH APPEARS ON PAGE 2, AS WELL AS THE RISK FACTORS DESCRIBED IN OUR SECURITIES AND EXCHANGE COMMISSION FILINGS, INCLUDING OUR ANNUAL REPORT ON FORM 10-K.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, OR ANY STATE SECURITIES COMMISSION OR OTHER STATE AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. A REPRESENTATION TO THE CONTRARY WOULD BE A CRIMINAL OFFENSE.

The date of this prospectus is May 5, 2014

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, the terms “we,” “us,” “our”, “the Company,” “the Corporation,” “the Registrant” and “Middlefield” mean Middlefield Banc Corp., an Ohio corporation, and its wholly owned subsidiaries.

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission using the so-called shelf registration process. Under this shelf-registration process and by use of this prospectus, the selling stockholder may offer and sell from time to time an aggregate of up to 196,635 shares of our common stock. In some cases the selling stockholder will also be required to provide a prospectus supplement containing specific information about the selling stockholder and the terms on which the selling stockholder is offering and selling the stock. We may also add, update, or change in a prospectus supplement any information contained in this prospectus. Before making your investment decision you should carefully read this prospectus and any accompanying prospectus supplement, any post-effective amendments of the registration statement, and all documents incorporated by reference herein, together with the additional information described below under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely solely on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. We and the selling stockholder have not authorized anyone to provide you with information or make any representation different from that contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date after the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date after the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date. Our business, financial condition, results of operations, and prospects may have changed since the respective dates of this prospectus, any accompanying prospectus supplement, or any information we have incorporated by reference.

SUMMARY

This summary does not contain all of the information you should consider before investing in any securities offered by this prospectus. You should read this entire prospectus and any applicable prospectus supplement carefully, including each of the documents incorporated by reference. For instructions about how to find copies of the documents incorporated by reference, see “Where You Can Find More Information.”

About Middlefield Banc Corp. Middlefield Banc Corp. is registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, having become the holding company of The Middlefield Banking Company on or about January 13, 1989. Our principal executive offices are located at 15985 East High Street, Middlefield, Ohio and our telephone number is (440) 632-1666. We conduct business primarily through our bank subsidiary: The Middlefield Banking Company, a commercial bank chartered under Ohio law in 1901. On January 20, 2014 our other subsidiary bank, Emerald Bank, merged into The Middlefield Banking Company.

We engage in a general commercial banking business in northeastern Ohio and in central Ohio, serving small and medium-sized businesses, professionals, small business owners, and retail customers with checking, savings, and negotiable order of withdrawal (NOW) accounts, money market accounts, time certificates of deposit, commercial loans, real estate loans, and various types of consumer loans, safe deposit facilities, and travelers’ checks. We offer online banking and bill payment services to individuals and online cash management services to business customers through our website at www.middlefieldbank.com. Our business loans include operational and working capital loans, loans to finance capital purchases, term business loans, selected guaranteed or subsidized loan programs for small businesses, professional loans, and commercial mortgage loans. We also offer residential construction loans, residential mortgage loans, home equity loans for home improvement and other personal expenditures, and consumer installment loans for the purchase of vehicles and for other purposes. In northeastern Ohio we have eight offices: one in Orwell in Ashtabula County, one in Cortland in Trumbull County, an office in Garrettsville and an office in Mantua in Portage County, and four offices in Geauga County: two in Middlefield, one in Chardon, and one in Newbury. In central Ohio we have two offices, both in Franklin County, including one in Dublin and one in Westerville.

We also operate an asset resolution subsidiary, EMORECO, Inc., which maintains, manages, and holds for sale nonperforming loans as well as real estate acquired by the bank subsidiary as a result of borrower default on real-estate secured loans.

RISK FACTORS

Investing in our shares involves significant risks. If you are considering purchasing or selling our shares, you should consider (x) the risks described under the heading “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and (y) any risks described under the heading “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q filed with the SEC after we filed our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC. You should also carefully consider the cautionary statements under the heading “Cautionary Note About Forward-Looking Statements.”

RECENT DEVELOPMENTS

Update concerning bank regulatory commitments. Because of regulatory criticisms of our banking practices relating to capital, asset quality, compliance, and other issues, in the period 2009 through 2013 we made commitments to the Federal Reserve Bank of Cleveland, the FDIC, and the Ohio Division of Financial Institutions, for example committing to maintain total risk-based capital of at least 12% and leverage capital of at least 7.25%, both at Middlefield Banc Corp. and at The Middlefield Banking Company, committing to make improvements in our consumer compliance management systems, and agreeing to specified improvements in our information technology and information security processes. Because of these commitments we had been subject to enhanced regulatory scrutiny of our compliance and to limitations on our potential for expansion. Because of our efforts to respond to the regulatory criticisms, our efforts to satisfy these commitments, the simplification of our corporate structure with the January 20, 2014 merger of Emerald Bank into The Middlefield Banking Company, and our improved operating results and asset quality, we resolved the last of the regulatory commitments in the first quarter of 2014.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements (as defined in section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934) about Middlefield Banc Corp. and subsidiaries. Information incorporated in this document by reference, future filings by Middlefield Banc Corp. on Form 10-K, Form 10-Q, and Form 8-K, and future oral and written statements by Middlefield Banc Corp. and its management may also contain forward-looking statements. Forward-looking statements include statements about anticipated operating and financial performance, such as loan originations, operating efficiencies, loan sales, charge-offs and loan loss provisions, growth opportunities, interest rates, and deposit growth. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” and “plan” are intended to identify these forward-looking statements.

Forward-looking statements are based on current data and assumptions about operating and financial results, the local, regional, and national economy, and other information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include the factors we discuss immediately below, other factors discussed in our filings with the Securities and Exchange Commission, and those presented elsewhere from time to time. Many of the risks and uncertainties are beyond our control. The following factors could cause our operating and financial performance to differ materially from the plans, objectives, assumptions, expectations, estimates, and intentions expressed in forward-looking statements:

•	the strength of the United States economy in general and the strength of the local economies in which we conduct our operations; general economic conditions, either nationally or regionally, may be less favorable than we expect, resulting in deterioration in the credit quality of our loan assets, among other things

•	the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest-rate policies of the Federal Reserve Board

•	inflation, interest rate, market, and monetary fluctuations

•	the development and acceptance of new products and services of Middlefield Banc Corp. and subsidiaries and the perceived overall value of these products and services by users, including the features, pricing, and quality compared to competitors’ products and services

•	the willingness of users to substitute our products and services for those of competitors

•	the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities, and insurance)

•	changes in consumer spending and saving habits

Forward-looking statements are based on our beliefs, plans, objectives, goals, assumptions, expectations, estimates, and intentions as of the date the statements are made. You should exercise caution because we cannot give any assurance to you that our beliefs, plans, objectives, goals, assumptions, expectations, estimates, and intentions will be realized. We disclaim any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

USE OF PROCEEDS

The selling stockholder identified in this prospectus will receive all of the proceeds from the sale of shares offered by this prospectus. We will receive none.

PLAN OF DISTRIBUTION

The 196,635 shares of our common stock offered by this prospectus were originally issued to the selling stockholder in April of 2012. The shares were issued to the selling stockholder in a private placement that was exempt from the registration requirements of the Securities Act of 1933. As part of the sale we agreed to register the shares for resale under the Securities Act of 1933. This prospectus forms part of the registration statement that we filed with the SEC to enable resale of the shares by the selling stockholder. We also agreed to maintain the effectiveness of the registration statement of which this prospectus is a part.

The selling stockholder may use this prospectus to offer and sell the shares from time to time, but we cannot assure you that the selling stockholder will sell any of the shares offered hereby. The selling stockholder may offer the shares for sale through brokers, dealers, or agents. The brokers, dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder or from the purchasers of the shares. The shares may be sold on any national securities exchange or quotation service on which the shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, or otherwise. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. If required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The selling stockholder may use any one or more of the following methods for the offer and sale of the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers

•	block trades in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities may be listed at the time of sale

•	privately negotiated transactions

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share

•	through the writing or settlement of options or other hedging transactions, regardless of whether the options are listed on an options exchange

•	one or more underwritten offerings on a firm-commitment or best-efforts basis

•	sales made in reliance on the SEC’s Rule 144

•	sales that are otherwise exempt by section 4 of the Securities Act of 1933 from registration under that statute

•	a combination of methods of sale

•	any other method permitted by applicable law

The selling stockholder may engage broker-dealers to participate in sales. A broker-dealer engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These commissions and discounts may exceed those that are customary in the types of transactions involved, if permitted by applicable law. Any broker-dealer or agent participating in the distribution of the shares may be deemed to be an underwriter within the meaning of section 2(a)(11) of the Securities Act of 1933. Any commissions paid to or any discounts or concessions allowed to any such broker-dealer or agent and any profit on the resale of the shares purchased by the broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

The selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in the short sale (provided the short sale is entered into after the effective date of the registration statement of which this prospectus is a part). The selling stockholder may also loan or pledge shares of common stock to broker-dealers, which may in turn sell the shares. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities requiring the delivery to the broker-dealer or other financial institution of shares offered by this prospectus. As discussed below, any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we disclose the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock. If the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may be permitted to offer and sell shares of common stock from time to time under a supplement or amendment to this prospectus that lists the pledgee, transferee, or other successors in interest as selling stockholder. The selling stockholder also may transfer and donate the shares in other circumstances, in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and other persons participating in the sale or distribution of the securities are responsible for complying with the anti-manipulation provisions and other applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including the SEC’s Regulation M. Regulation M could have an impact on the timing of purchases and sales of the securities offered by this prospectus. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholder and affiliates of the selling stockholder. These restrictions could affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

The selling stockholder has informed us that the selling stockholder does not have any written or oral agreement or understanding with any person to distribute the shares of common stock. If we are notified in writing by the selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution, or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, in accordance with SEC Rule 424(b) under the Securities Act of 1933. The supplement will disclose (1) the name of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which the shares were sold, (4) the commissions paid or discounts or concessions allowed to the broker-dealer(s), if applicable, (5) that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (6) other facts material to the transaction.

Under the securities laws of some states, the shares of common stock offered by this prospectus may be sold solely through broker or dealers that are registered or licensed in those states. In addition, in some states the shares may not be sold unless the shares are registered or qualified for sale in those states or unless an exemption from registration or qualification is available and the shares and the manner of their sale are in compliance with the exemption.

We will receive none of the proceeds from sales by the selling stockholder. We will bear all fees and expenses for the registration, including SEC filing fees and expenses of compliance with state securities or blue sky laws, but we are not responsible for discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for the selling stockholder. We will indemnify the selling stockholder against liabilities under the Securities Act of 1933, and we agreed to contribute to payments that the selling stockholder may be required to make as a result of liabilities arising under the Securities Act of 1933.

DESCRIPTION OF COMMON STOCK

Common stock without par value is our only class of capital stock. The following summary of the terms of our common stock does not purport to be a complete statement of the rights of our stockholders. This summary is qualified in its entirety by reference to our Second Amended and Restated Articles of Incorporation and our regulations, which are incorporated by reference herein, and to the relevant provisions of Ohio law.

Authorized shares. Our authorized capital stock consists of 10,000,000 common shares, without par value. There were 2,038,106 shares outstanding on April 24, 2014, held of record by approximately 1,036 stockholders.

Dividends. Stockholders of an Ohio corporation are entitled to dividends when, as, and if declared by the corporation’s board of directors. Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends paid by our subsidiaries.

Voting. Each share of our common stock is entitled to one vote on all matters submitted to stockholders for consideration.

Number and election of directors. The articles of incorporation or regulations of an Ohio corporation determine the authorized number of the corporation’s directors, but there generally must be at least three directors. Our regulations provide that the authorized number of directors may be fixed or changed within a range of five to 25 either by the board or – at an annual meeting – by the affirmative vote of holders of a majority of the voting power of the shares represented at the meeting. Directors are elected by plurality vote, meaning the director nominees receiving the greatest number of votes are elected. Directors may be elected by stockholders at annual meetings only. Stockholders do not have the right to vote cumulatively in the election or removal of directors.

Classification of the board and director terms. An Ohio corporation’s articles of incorporation or regulations may provide for the classification of directors into either two or three classes, but each class must consist of at least three directors and none of the classes may have a term exceeding three years. Our board is divided into three classes of directors, each class serving a three-year term.

Nomination of directors. Our regulations impose restrictions on stockholders’ power to nominate individuals for election as director. Nominations that are not made in accordance with these provisions may be disregarded. A stockholder’s director nomination must be in writing and it must include –

•	the name and address of each proposed nominee

•	the principal occupation of the nominee

•	the name and residence address of the stockholder making the nomination

•	the number of shares beneficially owned by the stockholder

The regulations also require the stockholder making the director nomination to affirm that he or she will appear in person or by proxy at the annual meeting to nominate his or her director candidate. Additionally, the stockholder must provide the nominee’s signed consent to serving as a director, along with any other information about the nominee required by the SEC’s proxy statement disclosure rules. If the stockholder’s director nomination is made as the result of an arrangement or understanding between or among the stockholder making the director nomination, the director nominee, and any other person, the arrangement or understanding must also be disclosed to us by the stockholder. Stockholder nominations must be received by our Secretary at least 60 but no more than 120 days before the date in the current year corresponding to the mailing date of our proxy statement in the preceding year. But if the current year’s annual meeting date is changed by more than 30 days from the preceding year’s annual meeting date, the stockholder’s director nomination will be considered timely if it is received by the Secretary a reasonable time – no fewer than 30 days – before we mail our proxy statement for the current year’s annual meeting.

Board vacancies. Consistent with the Ohio General Corporation Law, in the case of a board vacancy our regulations provide that the remaining directors may fill the vacancy by majority vote, including a vacancy created by a director’s death, resignation, or removal or by expansion of the board’s size or a vacancy that exists because stockholders fail to elect the whole authorized number of directors.

Removal of directors. Article III, section 5 of our regulations provides that stockholders may remove a director solely for cause.

Stockholder meetings. Our regulations provide in Article I, section 2 that a special meeting may be called by the Chairman of the Board, by the President, by the board acting at a meeting, by a majority of directors acting without a meeting, or by stockholders holding at least 25% of our shares. The request for a special meeting must be in writing delivered to the President or the corporate Secretary and it must state the purpose for which the meeting is to be held. Our regulations contain in Article I, section 8 detailed rules governing the conduct of business at a meeting, whether the meeting is an annual or special meeting. These rules affirm the presiding officer’s authority to determine who, other than stockholders, may attend the meeting and the presiding officer’s authority to control the conduct of the meeting, including the authority to remove a disruptive stockholder. Article I, section 8 also outlines the procedure to be followed by a stockholder who wishes to propose business for consideration and vote at a meeting.

If a stockholder fails to abide by the Article I, section 8 procedures for presenting business for stockholders’ consideration and vote, the stockholder’s proposed action will not be considered. Specifically, the stockholder must give timely notice, meaning the stockholder’s notice must be received by the Secretary at least 60 but no more than 120 days before the date in the current year corresponding to the date of mailing of the proxy statement in the preceding year. But if the current year’s annual meeting date is changed by more than 30 days from the preceding year’s annual meeting date, the stockholder’s notice will be considered timely if it is received by the Secretary a reasonable time – no fewer than 30 days – before we mail the proxy statement for the current year’s annual meeting. Identical deadlines apply to stockholders’ director nominations. The stockholder’s notice also must include –

•	a description in reasonable detail of the business being proposed by the stockholder and the reasons for conducting that business at the meeting

•	the name and address of the stockholder making the proposal (and of the beneficial owner, if any, on whose behalf the proposal is made)

•	the number of shares owned beneficially and of record by the stockholder (and by the beneficial owner, if any, on whose behalf the proposal is made)

•	any material interest of the stockholder (and the beneficial owner, if any, on whose behalf the proposal is made) in the business being proposed

Special voting requirements. Our articles of incorporation contain special voting provisions that could have the effect of preventing, delaying, or making more costly a change in control not first approved by the board. Article Sixth of our articles of incorporation applies to two-step acquisition transactions involving acquisition of a significant ownership interest in a first step at one price, followed by use of that ownership position to acquire the remaining ownership interest at a lesser price in a second step. Article Sixth imposes a special voting requirement for approval of a business combination involving any person or entity that owns 10% or more of our shares, referred to in Article Sixth as an “interested party.” Specifically, the special voting requirement is approval of (x) two thirds of the shares outstanding and entitled to vote and (y) a majority of shares other than those held by the interested party. A business combination is any of the following transactions –

•	a merger or consolidation

•	a sale, lease, mortgage, pledge, transfer or other disposition of all or substantially all of our assets

•	a reclassification of securities (including a reverse stock split) or recapitalization

•	issuance or transfer of 5% or more of our outstanding shares to a corporation, person or other entity

•	adoption of a plan for liquidation or dissolution.

The special voting requirements of Article Sixth do not apply if (x) the transaction is approved by the board before or at the same time the person or entity becomes the owner of 10% or more of the shares, or (y) if the board approves the transaction by a vote of two thirds of its members and a majority of the so-called continuing directors, and if the per share price to be paid in the transaction by the interested party is an amount in cash equal to or greater than the highest price paid by the interested party for its shares. A continuing director is one who was a director before the interested party became the owner of 4% of the shares. A person recommended by a majority of continuing directors to succeed a continuing director would also be considered a continuing director. Article Sixth creates incentive for an acquiror to negotiate the terms of an acquisition directly with the board before the acquiror becomes a significant stockholder. Bypassing board approval can have adverse consequences, such as a greater stockholder approval threshold, a requirement to pay a greater price than the acquiror might otherwise be willing to pay, potential resistance by the board, increased potential for delays, and potentially greater transaction costs.

Amendment of articles of incorporation. An Ohio corporation’s articles of incorporation may be amended by the affirmative vote of two thirds of the shares entitled to vote on the proposal. However, the corporation’s articles of incorporation may instead impose a different approval threshold, but never less than a majority of the shares entitled to vote. Our articles of incorporation permit amendment by a majority of the voting power, except that Article Sixth alone may be amended solely by adherence to the special voting requirements discussed above.

Amendment of regulations. By the affirmative vote of a majority of shares entitled to vote, stockholders of an Ohio corporation may amend the regulations or adopt revised regulations. Stockholders may amend the regulations without a meeting by the affirmative vote of the holders of two thirds of the shares entitled to vote on the proposal. An Ohio corporation’s articles of incorporation or regulations may change the required stockholder vote but may not allow approval by less than a majority of the voting power. Our articles of incorporation provide that the regulations may be amended by the affirmative vote of stockholders entitled to exercise a majority of the voting power if and only if the board first approves the amendment. Otherwise, the affirmative vote of stockholders entitled to exercise two thirds of the voting power is necessary.

Preemptive rights. Our articles of incorporation explicitly provide that stockholders do not have preemptive rights. If a corporation’s stockholders have preemptive rights, this means the corporation must first give to stockholders the opportunity to purchase shares in proportion to their current holdings at a fixed price before the corporation may offer the shares for sale to the public.

Liquidation rights. If a liquidation, dissolution, or winding up occurs, each stockholder would be entitled to share ratably – in proportion to the number of shares held – in the net assets legally available for distribution to stockholders after payment in full or provision for payment of all amounts required to be paid to creditors.

Personal liability of directors. A director will not be considered to have violated his or her fiduciary duties to the corporation or its stockholders under the Ohio General Corporation Law unless it is proved by clear and convincing evidence that the director did not act (x) in good faith, (y) in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, or (z) with the care that an ordinarily prudent person in a like position would have used under similar circumstances. Additionally, a director is personally liable if and only if it is proved by clear and convincing evidence that the director’s act or omission occurred with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests. Under limited circumstances stated in section 1701.95 of the Ohio General Corporation Law however, a director of an Ohio corporation can be absolutely liable to the corporation, for example if the director votes in favor of an illegal dividend.

Changes in control. A number of provisions within our articles of incorporation and regulations could have the effect of preventing, delaying, or making more costly a change in control, whether the change in control is undertaken by a tender offer, a proxy contest, open-market purchases, or otherwise in a transaction not first approved by the board of directors. The provisions having an anti-takeover impact could discourage altogether a takeover attempt that is not first approved by our board of directors, even though individual stockholders might consider a takeover to be in stockholders’ best interests and even though a takeover might involve payment of a substantial premium to stockholders over the prevailing stock price. Accordingly, stockholders who wish to benefit from a takeover or takeover attempt might not have the opportunity to do so. These provisions could also make removal of directors and management more difficult. Provisions in our articles of incorporation and regulations that could reduce our vulnerability to takeover attempts that are not first negotiated with and approved by the board of directors and that could have an anti-takeover impact include these –

•	the board of directors may issue additional authorized shares of common stock to deter future attempts to gain control

•	the classification of the board into three classes serving staggered terms of three years each is intended to provide for board continuity but it could have the effect of making it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board without the consent of the incumbent board of directors

•	the articles of incorporation do not allow for cumulative voting. Multiplying a stockholder’s voting power in the election of directors and allowing the stockholder to distribute votes among candidates as the stockholder chooses, cumulative voting can be used by minority stockholders to gain representation on a board

•	the regulations provide that stockholders may elect directors at annual meetings only

•	the regulations also impose procedural requirements stockholders must abide by to propose business for stockholders’ consideration and vote at a meeting or to nominate director candidates

•	the regulations cannot be amended unless two thirds of the shares are voted in favor of amendment, but a mere majority may approve an amendment that is first approved by the board of directors

•	special voting requirements apply under Article Sixth of the articles of incorporation to business combinations involving holders of 10% or more of the shares

Ohio Control Share Acquisition Statute. Known as the Ohio Control Share Acquisition Act, section 1701.831 of the Ohio Revised Code imposes notice and informational filing and special stockholder meeting requirements and voting procedures in order for a control share acquisition to occur. The term control share acquisition means an acquisition of shares that would entitle the acquirer to exercise or direct the voting power in the election of directors within any of the following ranges: (1) one-fifth or more but less than one-third of the voting power, (2) one-third or more but less than a majority of the voting power, or (3) a majority of the voting power. The Ohio Control Share Acquisition Act applies solely to so-called issuing public corporations. The term issuing public corporation is defined in the statute as an Ohio corporation with 50 or more stockholders and that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio. Assuming the party proposing a control share acquisition complies with the notice and information filing requirements of the statute, the proposed control share acquisition may occur if at a duly convened special meeting of stockholders the acquisition is approved by both –

•	a majority of the voting power of the corporation represented in person or by proxy at the meeting

•	a majority of the voting power of stockholders other than (1) the acquiring stockholder, (2) officers of the corporation elected or appointed by the directors of the corporation, (3) employees of the corporation who are also directors of the corporation, and (4) persons who acquire specified amounts of shares after the first public disclosure of the proposed control share acquisition.

Ohio Merger Moratorium Statute. Known as the Ohio Merger Moratorium Act, Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an issuing public corporation and a beneficial owner of shares representing 10% or more of the voting power of the corporation in the election of directors. The specified business combination transactions are prohibited for at least three years after the person becomes a 10% owner, unless the issuing public corporation’s board of directors approves either the business combination transaction itself or the acquisition resulting in the person becoming a 10% owner. Board approval must, however, occur before the person becomes a 10% owner. For three years after the person becomes a 10% owner the following transactions between the corporation and the 10% owner are prohibited –

•	mergers and similar transactions

•	the purchase, lease, sale, or other transaction involving corporate assets with a fair market value exceeding thresholds specified in the statute

•	the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation’s outstanding shares

•	a voluntary dissolution

•	a transaction increasing the 10% owner’s proportionate ownership of the corporation

•	other transactions providing to the 10% owner a benefit that is not shared proportionately by all stockholders

After the three-year period, transactions between the corporation and the 10% owner are permitted if (x) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors and by a majority of the outstanding shares other than those of the 10% owner or (y) the business combination results in stockholders other than the interested stockholder receiving the fair market value for their shares, with fair market value being determined according to the method specified in the statute.

Other provisions of Ohio law. Section 1701.59(E) of the Ohio General Corporation Law explicitly allows an Ohio corporation’s board to consider constituencies other than stockholders, for example in the board’s deliberations about a potential change in control. The board may consider the social, legal, and economic consequences of a change in control on employees and customers and on the communities served by the corporation, in addition to considering the interests of stockholders.

Under the “anti-greenmail” provision of Ohio securities law section 1707.043, a public corporation formed in Ohio may recover profits a stockholder makes from sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either –

•	that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation

•	that his purpose was not to increase any profit or decrease any loss in the stock.

Also, the corporation may not obtain any recovery unless the aggregate amount of the profit realized by the stockholder exceeds $250,000. Any other stockholder may bring an action on behalf of the corporation if the corporation refuses to bring an action to recover these profits. The party bringing an action may recover attorneys’ fees if the court having jurisdiction over the action orders recovery of profits.

SELLING STOCKHOLDER

Selling stockholder. The selling stockholder is Eric D. Hovde. The selling stockholder’s 196,635 shares constitute approximately 9.7% of the shares of our common stock. To the best of our knowledge, the selling stockholder and affiliates own no shares of our common stock other than the 196,635 shares offered by this prospectus. As explained under the subheading “Background of our issuance of shares to the selling stockholder,” below, if the selling stockholder and affiliates acquire additional shares and increase their ownership to 10% or more of our common stock, whether acquiring the shares on the open market or from us, we will become subject to restrictions discussed under that subheading.

Of the 196,635 shares being offered by means of this prospectus, the selling stockholder may offer and sell any or all of the shares in any of the types of transactions described under the caption “Plan of Distribution.” We do not know when or in what amounts the selling stockholder may offer shares for sale. It is possible that the selling stockholder will not sell any of the shares. Because the selling stockholder may sell all of the shares, some of the shares, or none of the shares, and because we have been advised by the selling stockholder that there currently are no agreements, arrangements, or understandings for the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholder after completion of the offering.

Except for the selling stockholder’s acquisition of shares from us, which occurred in April of 2012, the selling stockholder has not within the past three years had any position, office, or other material relationship with us. By the terms of the agreement under which we issued shares to the selling stockholder, however, the selling stockholder obtained the right to designate one person to serve as a director of Middlefield Banc Corp. and as a director of our subsidiary banks. That designee, Mr. Joseph J. Thomas, was appointed in February of 2013 and is currently serving as a director in the class whose term expires at the annual meeting in 2015. Directors and executive officers who were serving in those capacities when the selling stockholder’s director designee was appointed are required to vote in favor of the director designee at any meeting at which the designee stands for election.

By offering shares using this prospectus the selling stockholder and any brokers, dealers, or agents participating in the distribution of the shares may be deemed to be underwriters, as that term is used in the Securities Act of 1933. Please refer to the caption “Plan of Distribution” for additional information.

Background of our issuance of shares to the selling stockholder. The 196,635 shares of our common stock offered by this prospectus were originally issued to the selling stockholder in a private placement that was exempt from the registration requirements of the Securities Act of 1933. The private placement began in 2010. We sold a total of 348,105 shares in the private placement, selling 138,150 shares in 2011, followed by a sale of 93,050 shares on April 17, 2012 to the selling stockholder and a sale of another 103,585 shares to the selling stockholder on April 30, 2012. The private placement concluded on March 8, 2013 with a sale of 13,320 shares to an institutional investor, completing the sale to that investor under the terms of a subscription agreement it entered into in August of 2011. All sales in the private placement occurred at $16 per share. We made offers and sales solely to those qualifying as accredited investors, as defined in Rule 501 of the SEC’s Regulation D. Our sale of shares was exempt from registration under the Securities Act of 1933 because we relied on the private placement exemption in section 4 of that statute and on Rule 506 of Regulation D. Of the 348,105 shares sold in the private placement, we agreed to register for resale solely the 196,635 shares sold to the selling stockholder.

Our sale of 196,635 shares to the selling stockholder occurred according to the terms of an August 15, 2011 Stock Purchase Agreement with Bank Opportunity Fund LLC, an affiliate of the selling stockholder. As amended by amendments one through six, the Stock Purchase Agreement allowed Bank Opportunity Fund LLC to acquire up to 24.99% of our common stock, assuming all necessary approvals of stockholders and federal and state bank regulatory authorities had first been obtained and assuming all conditions specified in the Stock Purchase Agreement had been satisfied or waived. At the same time we entered into the Stock Purchase Agreement we and the directors and executive officers of Middlefield Banc Corp. also entered into a Purchaser’s Rights and Voting Agreement with Bank Opportunity Fund LLC. The Purchaser’s Rights and Voting Agreement affirmed the right of Bank Opportunity Fund LLC to designate a director of Middlefield Banc Corp. and its subsidiary banks and the obligation of our directors and executive officers to vote in favor of the director designee at any meeting at which the designee stands for election.

In 2011 Bank Opportunity Fund LLC began the process of obtaining regulatory clearance for the acquisition of up to 24.99% of our common stock. On or about January 14, 2013 the Ohio Division of Financial Institutions and the Federal Reserve Bank of Cleveland granted to Bank Opportunity Fund LLC regulatory clearance to acquire up to 24.99% of our stock. The regulatory clearances were granted subject to conditions, however, including the condition that the shares be held by the selling stockholder rather than by Bank Opportunity Fund LLC. The regulatory clearance granted by the Ohio Division of Financial Institutions includes conditions that would have a direct impact on us if the shares held by Bank Opportunity Fund LLC and affiliates, including the selling stockholder, were to equal or exceed 10% of our common stock. Specifically, for three years after Bank Opportunity Fund LLC and affiliates become an owner of 10% or more of our stock we would have to obtain advance approval of the Ohio Division of Financial Institutions for The Middlefield Banking Company to pay a dividend to us, and for 12 months we would have to obtain advance written approval of the Ohio Division of Financial Institutions for any changes in the composition of our board or executive management.

When regulatory clearance was obtained on January 14, 2013, the selling stockholder had already acquired 196,635 shares (at the time constituting approximately 9.9% of our stock), purchasing the shares in April of 2012 with the expectation that those shares would later be transferred to Bank Opportunity Fund LLC after regulatory clearance is obtained. Although we disclosed in a Form 8-K Current Report filed with the SEC on January 18, 2013 that sale of additional shares under the terms of the Stock Purchase Agreement will not occur, if the selling stockholder and affiliates nevertheless increase their ownership to 10% or more of our common stock, whether acquiring the shares on the open market or otherwise, we will become subject to the restrictions under the terms of the regulatory clearance granted by the Ohio Division of Financial Institutions.

We agreed in the Stock Purchase Agreement to register for resale all shares sold under that agreement, agreeing to file with the SEC under the Securities Act of 1933 a registration statement for the offer and sale of the shares. This prospectus forms a part of the registration statement that we filed with the SEC to enable resale of the shares by the selling stockholder. We also agreed to use reasonable best efforts to cause the registration statement to be declared effective and to keep it continuously effective and in compliance with the Securities Act of 1933 until the shares issued to the selling stockholder are sold, or until the shares may be sold by the selling stockholder in reliance on SEC Rule 144 without limitation on the volume or manner of sale, or until the shares cease to be outstanding, or until the shares are sold in a private transaction in which the transferee does not acquire the transferor’s rights under the Stock Purchase Agreement. By assignment from Bank Opportunity Fund LLC, the selling stockholder acquired the rights of that affiliated entity under the Stock Purchase Agreement, as amended by amendments one through six, including the right to have us register for resale all of the 196,635 shares and the right to designate a director for service on our board and on the board of The Middlefield Banking Company. References throughout this prospectus to the selling stockholder mean Eric D. Hovde and any affiliate of Mr. Hovde to whom or to which he may transfer both some or all of the 196,635 shares and the right to have us register the shares for resale.

For additional information concerning the issuance of shares to the selling stockholder, including the terms of the August 15, 2011 Stock Purchase Agreement, as amended by amendments one through six, and the terms of the Amended and Restated Purchaser’s Rights and Voting Agreement, as amended, you should refer to the reports that we filed with the SEC, including exhibits to those reports, specifically the following –

(1) the Form 8-K Current Report that we filed with the SEC on August 18, 2011,

(2) the August 15, 2011 Stock Purchase Agreement between Middlefield Banc Corp. and Banc Opportunity Fund LLC (exhibit 10.26 to the Form 8-K Current Report filed on August 18, 2011),

(3) the First, Second, Third, and Fourth Amendments of the Stock Purchase Agreement (exhibits 10.26.1, 10.26.2, 10.26.3, and 10.26.4 to our Form 10-K Annual Report for the year ended December 31, 2011),

(4) the Form 8-K Current Report that we filed with the SEC on March 27, 2012,

(5) the Form 8-K Current Report that we filed with the SEC on April 23, 2012,

(6) the Fifth Amendment of the Stock Purchase Agreement and the Amended and Restated Purchaser’s Rights and Voting Agreement (exhibits 10.26.6 and 10.28 to the Form 8-K Current Report filed on April 23, 2012),

(7) the Form 8-K Current Report that we filed with the SEC on May 4, 2012,

(8) the Form 8-K Current Report that we filed with the SEC on August 7, 2012,

(9) the Form 8-K Current Report that we filed with the SEC on August 24, 2012,

(10) the Sixth Amendment of the Stock Purchase Agreement and the Amendment of the Amended and Restated Purchaser’s Rights and Voting Agreement (exhibits 10.26.7 and 10.28.1 to the Form 8-K Current Report filed with the SEC on August 24, 2012),

(11) Note 7, captioned “Common Stock Issuance,” of the Notes to Unaudited Consolidated Financial Statements included in our Form 10-Q Quarterly Report for the quarter ended September 30, 2012, filed with the SEC on November 8, 2012,

(12) the Form 8-K Current Report that we filed with the SEC on January 18, 2013,

(13) the Form 8-K Current Report that we filed with the SEC on February 28, 2013,

(14) Note 18, captioned “Common Stock Offering,” of the Notes to Consolidated Financial Statements accompanying the Consolidated Financial Statements of the Company and subsidiaries as of and for the year ended December 31, 2012, included in Exhibit 13 of the Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 13, 2013.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for Middlefield Banc Corp. by Grady & Associates, 20220 Center Ridge Road, Suite 300, Rocky River, Ohio 44116-3501.

EXPERTS

The consolidated financial statements of Middlefield Banc Corp. appearing or incorporated by reference in the Annual Report of Middlefield Banc Corp. on Form 10-K have been audited by S.R. Snodgrass, P.C., independent certified public accountants, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Securities Exchange Act of 1934, we file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The reports, proxy statements, and other information, and the registration statement of which this prospectus is a part may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information concerning the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet web site that contains reports, proxy statements, information statements, and other information regarding issuers that, like Middlefield Banc Corp., file electronically with the SEC. The address of that site is http://www.sec.gov.

This prospectus is part of a Form S-1 registration statement that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete. In each instance, we refer you to the copy of the exhibit document.

Our internet address is www.middlefieldbank.com. Through our web site we make available free of charge the reports and documents that we file with the SEC, including our Form 10-K Annual Reports, Form 10-Q Quarterly Reports, Form 8-K Current Reports, and proxy statements. The information on or accessible through our web site is not incorporated by reference in and does not constitute part of this prospectus, however.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we may disclose important information to you by referring you to the documents that we filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed furnished in accordance with SEC rules. The documents we incorporate by reference are these –

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014

•	Our Definitive Proxy Statement on Schedule 14A for the 2014 annual meeting of stockholders, filed with the SEC on April 7, 2014

•	Our Current Reports on Form 8-K filed with the SEC on –

•	January 21, 2014

•	February 4, 2014

•	February 14, 2014

•	February 18, 2014

•	March 12, 2014

•	April 17, 2014

A description of our capital stock appears in this prospectus under the caption “Description of Common Stock.”

You may request a copy of any of our SEC filings at no cost, by telephoning the Corporate Secretary, Kathleen M. Johnson, or the Chief Financial Officer, Donald L. Stacy, at (440) 632-1666, or by writing to them at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062-0035.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Middlefield Banc Corp.’s regulations authorize indemnification of officers and directors, including indemnification for liabilities arising under the Securities Act of 1933. The indemnification rights set forth in the regulations and the Ohio General Corporation Law are not exclusive of any other indemnification rights to which a director or officer may be entitled under an indemnification agreement or board resolution. Under the terms of our directors’ and officers’ liability insurance policy, our directors and officers are insured against certain liabilities, including liabilities arising under the Securities Act of 1933. Lastly, we have entered into indemnification agreements with directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling Middlefield Banc Corp, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.